PLAN OF REORGANIZATION AND MERGER

     PLAN OF REORGANIZATION AND MERGER ("Agreement"), dated as of August 18, 1999, among IDM ENVIRONMENTAL CORP., a New Jersey corporation (the "Company"), IDM/FUSION HOLDINGS, INC., a Delaware corporation ("Holdings") and a direct, wholly-owned subsidiary of the Company, and IDM MERGER SUBSIDIARY., INC., a Delaware corporation ("Mergeco") and a direct, wholly-owned subsidiary of Holdings.

                                    RECITALS

     WHEREAS, as of the close of business on August 18, 1999, the authorized capital stock of the Company consisted of 7,500,000 shares of common stock, par value $.01 per share ("Company Common Stock"), and 1,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of August 18, 1999 (i) 3,331,085 shares of Company Common Stock were issued and outstanding;
(ii) 47,500 shares of Company Common Stock were reserved for issuance under the Company's 1993 Stock Option Plan (the "1993 Plan"), of which 40,110 shares were subject to outstanding options; (iii) 50,000 shares of Company Common Stock were reserved for issuance pursuant to Company's 1995 Stock Option Plan (the "1995 Plan"), of which 46,900 shares were subject to outstanding options; (iv) 1,700,000 shares of Company Common Stock were reserved for issuance pursuant to Company's 1998 Stock Option Plan (the "1998 Plan"), including 1,600,000 shares reserved for issuance under the 1998 Plan which are subject to approval by the Company stockholders relating to an amendment to increase the shares reserved under the 1998 Plan in said amount, of which 1,040,880 shares were subject to outstanding options; (v) 350,000 shares were reserved for issuance to various consultants in payment for past and future services, and (vi) shares of Company Common Stock were reserved and subject to issuance under various other options, warrants and convertible notes (the "Other Derivative Securities") in the amounts listed in Schedule 1 attached hereto. As of the date hereof, no shares of Company Common Stock were held in treasury, no shares of Company Preferred Stock are issued and outstanding and 200,000 shares of Company Preferred Stock are reserved for issuance upon exercise of the Company Rights pursuant to the Company Rights Agreement.

     WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of 200 shares of common stock, no par value ("Holdings Common Stock"), of which 1 share is issued and outstanding and no shares are held in treasury.

     WHEREAS,  the  designations,   rights,  powers  and  preferences,  and  the
qualifications, limitations and restrictions thereof, of the Holdings Common Stock are the same as those of the Company Common Stock.

     WHEREAS, the Certificate of Incorporation and the By-laws of Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Amended Certificate of Incorporation and By-laws of the Company immediately before the Effective Time.

     WHEREAS, the directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdings as of the Effective Time.

     WHEREAS, Holdings and Mergeco are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

     WHEREAS, the Company desires to create a new holding company structure by merging Mergeco with and into the Company with the Company being the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"), and converting each outstanding share of Company Common Stock into one share of Holdings Common Stock, all in accordance with the terms of this Agreement.

     WHEREAS, the Boards of Directors of Holdings , Mergeco and the Company have approved this Agreement and the merger of Mergeco with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "Merger") and has directed that the Merger be submitted to a vote of the stockholders of the Company at a special meeting to be called for the purpose of approving the Merger.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings and Mergeco hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

     Section 1.1 The Merger. In accordance with the Delaware General Corporation Law ("DGCL") and the New Jersey Business Corporation Act ("NJBCA") and subject to and upon the terms and conditions of this Agreement, Mergeco shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of Mergeco shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." At the Effective Time, the effect of the Merger shall be as provided in the DGCL and NJBCA.

     Section 1.2 Effective Time. The Merger shall become effective upon the filing of a copy of this Agreement with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey (the time of such filing being referred to herein as the "Effective Time").

     Section 1.3 Amended and Restated Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, from and after the Effective Time, Article III shall be amended so as to read in its entirety as described in Schedule 2 attached hereto.

     Section 1.4 By-laws. From and after the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     Section 1.5 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the By-laws of the Surviving Corporation or as otherwise provided by law.

     Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the By-laws of the Surviving Corporation or as otherwise provided by law.

     Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Mergeco or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Mergeco and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Mergeco and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Mergeco, the Company or the holder of any of the following securities:

     (a) Each issued and outstanding share of Holdings Common Stock owned of record by the Company immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor and shall cease to exist and no Company Common Stock or other consideration shall be delivered in exchange for any such Holdings Common Stock.

     (b) Each share or fraction of a share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one, or an equal fraction of one, duly issued, fully paid and nonassessable share of Holdings Common Stock.

     (c) Each share of common stock, par value $0.01 per share, of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (d) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

     Section 1.9 No Surrender of Certificates; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Holdings, will, in each case, be identical with those of the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock.

                                   ARTICLE II
                             ACTIONS TO BE TAKEN IN
                           CONNECTION WITH THE MERGER

     Section 2.1 Assumption of Plans. Holdings and the Company hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which Holdings will, from and after the Effective Time, assume and agree to perform all obligations of the Company pursuant to (a) the Company's 1993, (b) the Company's 1995 Plan, (c) the Company's 1998 Plan, and
(d) the Company's Other Derivative Securities listed on Schedule 1 attached hereto.

     Section 2.2 Reservation of Shares. On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock upon exercise of options outstanding under the 1993 Plan, the 1995 Plan and the 1998 Plan, and the exercise or conversion of all Other Derivative Securities.

                                   ARTICLE III
                              CONDITIONS OF MERGER

     Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

     (a) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

     (b) Friedman Siegelbaum LLP , special tax counsel to the Company, shall not have withdrawn its opinion that holders of the Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

     (c) The Merger shall have  received  approval by the holders of the Company
Common  Stock  in  the  manner   required  by  the  Bylaws  and  Certificate  of
Incorporation of the Company and the NJBCA.

                                   ARTICLE IV
                                    COVENANTS

     Section 4.1 Further Actions. Prior to the Effective Time, the Company, in its capacity as the sole stockholder of Holdings, will, if necessary to comply with the NJBCA and the DGCL, take all actions reasonably necessary to carry out the purposes of this agreement.

     Section 4.3 The Plans and Other Derivative Securities. The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume the 1993 Plan, the 1995 Plan and the 1998 Plan and the obligations under the Other Derivative Securities.

                                    ARTICLE V
                            TERMINATION AND AMENDMENT

     Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, the Board of Directors of Holdings or the Board of Directors of Mergeco if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Holdings or Mergeco nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

     Section 5.2 Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement to the fullest extent permitted by law.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

     Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of New Jersey.

     Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 6.3 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, Holdings, Mergeco and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


IDM ENVIRONMENTAL CORP.                           IDM MERGER SUBSIDIARY., INC.
a New Jersey corporation (the "Company")       a Delaware corporation ("Mergco")


By:   /S/ JOEL FREEDMAN                         By: /S/ JOEL FREEDMAN
     ------------------------                      ------------------------
     Joel Freedman, President                       Joel Freedman, President


IDM/FUSION HOLDINGS, INC.
a Delaware corporation ("Holdings")


By:  /S/ JOEL FREEDMAN
    -------------------------
     Joel Freedman, President